UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/29/2011

Commission File Number	Exact name of registrant as specified in its charter; State or other jurisdiction of incorporation; Address of principal executive offices; and Registrant's telephone number including area code	IRS Employer Identification Number
333-173712	BWAY PARENT COMPANY, INC. Delaware 8607 Roberts Drive, Suite 250 Atlanta, Georgia 30350-2237 770-645-4800	27-1902348
333-172764-01	BWAY INTERMEDIATE COMPANY, INC. Delaware 8607 Roberts Drive, Suite 250 Atlanta, Georgia 30350-2237 770-645-4800	27-2594571

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 29, 2011, Kevin W. McNair, age 52, was appointed Executive Vice President--Operations of BWAY Parent Company, Inc., BWAY Intermediate Company, Inc., BWAY Holding Company, Inc. and BWAY Corporation. Effective with the appointment, Mr. McNair replaces Dennis Bednar, who will remain with the company.

Mr. McNair was employed pursuant to an offer letter which provides that, in addition to benefits generally available to all salaried employees, he is eligible to participant in the company's annual incentive plan at a target rate of 50%, he is eligible to receive a stock option award, subject to compensation committee approval, of 200,000 shares under the company's equity incentive plan, and he is eligible for an auto allowance. In addition, the offer letter provides that Mr. McNair is eligible for relocation benefits, including the purchase of his home, and is eligible to receive certain benefits upon termination for reasons other than cause.

During the past five years, Mr. McNair was employed by Rexam PLC as Director, Global Operations--Healthcare, from 2009, and as Director, Global Operations from 2007 to 2009. Prior to 2007, Mr. McNair was employed by Owens-Illinois, Inc., most recently as Vice President, Global Manufacturing Operations--Closures. Rexam PLC, a London, England, based global consumer packaging company, acquired the plastic packaging unit of Owens-Illinois, Inc. in 2007.

BWAY Intermediate Company, Inc., BWAY Holding Company, Inc. and BWAY Corporation are each direct or indirect 100% owned subsidiaries of BWAY Parent Company, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BWAY PARENT COMPANY, INC.

Date: September 01, 2011	By:	/s/ Michael B. Clauer
Michael B. Clauer
Executive Vice President and Chief Financial Officer